                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. ___)

Filed by the Registrant              [ X ]

Filed by a Party other than the Registrant                 [    ]

Check the appropriate box:
[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2))
[ X ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12

                        BINDLEY WESTERN INDUSTRIES, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


-------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ X ] No fee required.
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------
      2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------
      4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
      5)  Total fee paid:

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[   ] Fee paid previously with preliminary materials.
[   ] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:

          ---------------------------------------------------------------------
      2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
      3)  Filing Party:

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      4)  Date Filed:

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
                        BINDLEY WESTERN INDUSTRIES, INC.



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 20, 1999





         The annual meeting of shareholders of Bindley Western Industries, Inc. will be held at the Holiday Inn Select, 3850 DePauw Boulevard, Indianapolis, Indiana, on Thursday, May 20, 1999, at 9:00 a.m., Indianapolis time, for the following purposes:

     (1) To elect eleven directors to serve until the next annual meeting of shareholders and until their successors are elected and have qualified;

     (2) To approve or disapprove the appointment of PricewaterhouseCoopers LLP as auditors for the Company for 1999;

     (3) To approve the proposed Bindley Western Industries, Inc. 1999 Cash Bonus Performance Plan for Executives; and

     (4) To transact such other business as may properly come before the meeting.

     All shareholders of record at the close of business on March 19, 1999 will be eligible to vote.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. WHETHER OR NOT YOU EXPECT TO BE PRESENT, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY FORM IN THE ACCOMPANYING ADDRESSED, POSTAGE-PREPAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.







                                                 Michael D. McCormick, Secretary

                        BINDLEY WESTERN INDUSTRIES, INC.

                                8909 PURDUE ROAD
                           INDIANAPOLIS, INDIANA 46268

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 20, 1999


         This statement is being furnished to shareholders on or about March 30, 1999 in connection with a solicitation by the Board of Directors of Bindley Western Industries, Inc. (the "Company") of proxies to be voted at the annual meeting of shareholders to be held at 9:00 a.m., Indianapolis time, Thursday, May 20, 1999, at the Holiday Inn Select, 3850 DePauw Boulevard, Indianapolis, Indiana, for the purposes set forth in the accompanying Notice.

         At the close of business on March 19, 1999, the record date for the meeting, there were 22,658,577 shares of Common Stock of the Company outstanding and entitled to vote at the meeting. On all matters, including the election of directors, each shareholder will have one vote for each share held.

         If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. If a shareholder executes more than one proxy, the proxy having the latest date will revoke any earlier proxies. A shareholder attending the meeting will be given the opportunity to revoke his or her proxy and vote in person.

         Unless revoked, a proxy will be voted at the meeting in accordance with the instructions of the shareholder in the proxy, or, if no instructions are given, for the election as directors of all nominees listed under Proposal 1 and for Proposals 2 and 3. Election of directors will be determined by the vote of the holders of a plurality of the shares voting on such election. Approval of Proposals 2 and 3 will be subject to the vote of the holders of a greater number of shares favoring approval than those opposing it. A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. As a result, with respect to all of the proposals, neither broker non-votes nor abstentions will affect the determination of whether such proposals will be approved.

         The Board of Directors knows of no matters, other than those described in the attached Notice of Annual Meeting, which are to be brought before the meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters.

         The Company intends to retain Corporate Investor Communications (ACIC") to assist in the solicitation of proxies. CIC may contact various shareholders by telephone to solicit the return of their proxies. The fee to be paid to CIC is not expected to exceed $5,000. The cost of the solicitation of proxies will be borne by the Company.


                            ELECTION OF DIRECTORS

NOMINEES

         Eleven directors are to be elected at the meeting, each to hold office for a term of one year and until his or her successor is elected and has qualified. It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Directors of the persons identified below. Each of the nominees for director is presently a director. If any such person is unable or unwilling to accept nomination or election, it is the intention of the persons named in the accompanying form of proxy to nominate such other person as director as they may in their discretion determine, in which event the shares will be voted for such other person.

         Unless otherwise indicated in a footnote to the following table, the principal occupation of each nominee has been the same for the last five years, and such nominee possesses sole voting and investment power with respect to the shares of Common Stock indicated as beneficially owned by such nominee. William
E. Bindley is the father of William F. Bindley II. There is no family relationship between any other of the directors or executive officers of the Company.

                                                                                         SHARES
                                                                                       BENEFICIALLY    PERCENT
                                                   PRESENT                              OWNED ON     OF CLASS
                                                  PRINCIPAL               DIRECTOR      JANUARY 31,   (IF MORE
            NAME               AGE                OCCUPATION                SINCE        1999          THAN 1%)
---------------------------- ------ ------------------------------------- --------- --------------- ----------
William E. Bindley(1)          58   Chairman of the Board, Chief          1970      4,826,610 (2)(3)   20.9%
                                    Executive Officer and
                                    President of the Company

Robert L. Koch II(4)           60   President and Chief Executive         1987         23,515 (5)       ---
                                    Officer, Koch Enterprises, Inc.
                                    (manufacturer and distributor of
                                    industrial painting systems)

James K. Risk III(6)           57   President and Chief Executive         1987         31,584 (7)       ---
                                    Officer, Kirby Risk Corporation
                                    (electrical supply company)

K. Clay Smith (8)              61   President, Underwood Machinery        1983         22,183 (9)       ---
                                    Transport, Inc. (transportation
                                    company)

J. Timothy McGinley(10)        58   Managing Partner of House             1987         42,041 (11)      ---
                                    Investments (real estate
                                    investment company)

Michael D. McCormick(12)       51   Executive Vice President,             1990        690,977 (2)(13)  3.0%
                                    General Counsel and
                                    Secretary of the Company

William F. Bindley II          36   President, Heartland                  1990         77,282 (14)      ---
                                    Films, Inc. (motion picture
                                    production company)


                                                                                         SHARES
                                                                                       BENEFICIALLY    PERCENT
                                                   PRESENT                              OWNED ON     OF CLASS
                                                  PRINCIPAL               DIRECTOR      JANUARY 31,   (IF MORE
            NAME               AGE                OCCUPATION                SINCE        1999          THAN 1%)
---------------------------- ------ ------------------------------------- --------- --------------- ----------
Thomas J. Salentine(15)        59   Executive Vice President and          1990        737,052 (2)(16)  3.2%
                                    Chief Financial Officer of
                                    the Company

Keith W. Burks                 41   Executive Vice President              1993        427,945 (2)(17)  1.9%
                                    of the Company

Seth B. Harris(18)             59   Retired Chairman of the Board         1994         25,839           ---
                                    and President of Harris Wholesale
                                    (wholesale pharmaceutical
                                    distribution company)

Carolyn Y. Woo(19)             44   Dean, College of Business             1997          3,766 (20)      ---
                                    Administration, University of
                                    Notre Dame



----------

(1) Mr. Bindley also serves on the Board of Directors of Shoe Carnival, Inc., a shoe retailer, and Priority Healthcare Corporation, a distributor and provider to the alternate site health care market which was a subsidiary of the Company through December 31, 1998 ("Priority").

(2) Does not include shares subject to stock options which are not exercisable within 60 days.

(3) Includes 4,288,114 shares directly owned and presently exercisable stock options to purchase 416,264 shares granted by the Company. Also includes 64,566 shares held by two family foundations and 57,666 shares held in a charitable remainder trust of which Mr. Bindley is the trustee and has investment control. Excludes 7,821 shares held by Mr. Bindley's spouse; Mr. Bindley disclaims beneficial ownership of such shares.

(4) Mr. Koch also serves on the Board of Directors of CNB Bancshares, Inc., a bank holding company, SIGCORP, Inc., a public utility holding company, and Southern Indiana Gas and Electric Company, a gas and electric utility.

(5) Mr. Koch shares voting and dispositive power with respect to 1,333 of such shares with his wife and directly owns 4,507 shares. Includes presently exercisable stock options to purchase 17,675 shares, granted under the Company's Outside Directors Stock Option Plan.

(6) Mr. Risk also serves on the Board of Directors of Marsh Supermarkets, Inc., a retail grocery chain.

(7) Mr. Risk shares voting and dispositive power with respect to 273 of such shares with his wife and directly owns 11,111 shares. Includes presently exercisable stock options to purchase 20,200 shares, granted under the Company's Outside Directors Stock Option Plan.

(8)  Mr. Smith also serves on the Board of Directors of Marsh Supermarkets, Inc.

(9) Includes 4,508 shares directly owned and presently exercisable stock options to purchase 17,675 shares, granted under the Company's Outside Directors Stock Option Plan.

(10) Mr. McGinley also serves on the Board of Directors of Indiana Energy, Inc., a public utility holding company.

(11) Includes 21,841 shares directly owned and presently exercisable stock options to purchase 20,200 shares, granted under the Company's Outside Directors Stock Option Plan.

(12) Mr. McCormick also serves on the Board of Directors of Priority.

(13) Includes 139,799 shares directly owned and presently exercisable stock options to purchase 549,872 shares granted by the Company. Also includes 1,306 shares held in a family foundation.

(14) Mr. W.F. Bindley II shares voting and dispositive power with respect to 28,833 of such shares with his spouse or minor children and directly owns 28,249 shares. Includes presently exercisable stock options to purchase 20,200 shares, granted under the Company's Outside Directors Stock Option Plan.

(15) Mr. Salentine also serves on the Board of Directors of Priority.

(16) Includes 187,331 shares directly owned and presently exercisable stock options to purchase 549,721 shares granted by the Company.

(17) Includes 80,123 shares directly owned and presently exercisable stock options to purchase 347,822 shares granted by the Company.

(18) Mr. Harris also serves on the Board of Directors of Collaborative Clinical Research, Inc., a clinical research site selecting and management company.

(19) From January 1995 until June 1997, Dr. Woo was Associate Executive Vice President for Academic Affairs and Professor of Management at Purdue University. From March 1993 until July 1995, she held the positions of Director, Professional M.S. Programs and Professor of Management at the Krannert School of Management at Purdue University. Dr. Woo also serves on the Board of Directors of NIPSCO Industries, Inc., an energy/utility-based holding company, Aon Corporation, an insurance holding company and Arvin Industries, Inc., an automotive parts manufacturer and supplier.

(20) Includes 1,241 shares directly owned and presently exercisable stock options to purchase 2,525 shares, granted under the Company's Outside Directors Stock Option Plan.


    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.


MEETINGS AND COMMITTEES

      During 1998, the Board of Directors of the Company held five meetings. During the period in 1998 that he or she served as a director, no director attended fewer than 75% of the total meetings of the Board of Directors and each committee on which he or she served. The Board of Directors does not have a nominating committee. The Board of Directors has a Compensation and Stock Option Committee (the "Committee"), which consists of Messrs. Harris, Koch, McGinley, Risk and Smith. The primary function of the Committee is to establish compensation policies and to administer all executive compensation and stock option plans of the Company. The Committee met six times during 1998.

      The Board of Directors of the Company has an Audit, Ethics and Compliance Committee (the "Audit Committee"), the current members of which are Messrs. Koch and Smith and Dr. Woo. The function of the Audit Committee is to meet with the independent accountants of the Company, to review the audit plan for the Company, to review the annual audit of the Company with the accountants together with any other reports or recommendations made by the accountants, to recommend whether the accountants should be continued as auditors for the Company and, if others are to be selected, to recommend those to be selected, to meet with the chief accounting officer for the Company and to review with him and the accountants for the Company the adequacy of the Company's internal controls, to review related party transactions, to monitor corporate policies and procedures with respect to the Company's ethics and compliance program and to perform such other duties as shall be delegated to the Audit Committee by the Board of Directors. The Audit Committee met five times during 1998.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10% of Common Stock, to file reports of ownership with the Securities and Exchange Commission and the NYSE. Such persons also are required to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on its review of copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during 1998, all filing requirements applicable to its executive officers, directors, and greater than 10% shareholders were complied with, except that Mr. Harris omitted information on the grant of an option when he timely reported the exercise of such option.

EXECUTIVE OFFICERS

     As used throughout this Proxy Statement, the term "executive officers" refers to William E. Bindley, Chairman of the Board, Chief Executive Officer and President, Keith W. Burks, Executive Vice President, Michael D. McCormick, Executive Vice President, General Counsel and Secretary, Thomas J. Salentine, Executive Vice President and Chief Financial Officer, Gregory S. Beyerl, Vice President and Controller, and Michael L. Shinn, Treasurer.

LEGAL PROCEEDINGS

      On October 7, 1996, the Company and its subsidiary, National Infusion Services (now known as Priority Healthcare Services Corporation) ("PHSC"), were named as defendants in an action filed by Thomas G. Slama, M.D. in the Superior Court of Hamilton County, Indiana. Dr. Slama is a former director of the Company and formerly was Chief Executive Officer and President of PHSC. The complaint alleged breach of contract and defamation arising from the termination of Dr. Slama's employment with PHSC in October 1996. On October 26, 1998, Dr. Slama filed a Second Amended Complaint which added Priority and William E. Bindley as defendants and stated additional claims for breach of contract, breach of oral contract, breach of fiduciary duty, securities fraud and conversion. Pursuant to an Indemnification and Hold Harmless Agreement, the Company indemnified and held harmless Priority and its subsidiaries from and against any and all costs, damages, charges and expenses (including without limitation legal and other professional fees) which Priority might incur or which may be charged against Priority in any way based upon, connected with or arising out of the lawsuit filed by Dr. Slama. The Company, PHSC, Priority and Mr. Bindley answered the complaint, denied the merits of Dr. Slama's claims, and also filed a counterclaim against Dr. Slama which sought, among other things, declaratory relief, compensatory and (in some instances) treble damages, punitive damages, attorneys' fees, interest and costs. On December 31, 1998, a Settlement Agreement was executed by and among the parties named above pursuant to which mutual releases were obtained, and on January 4, 1999, a one-time payment of $875,000 was made by the Company to Dr. Slama. The corresponding Joint Stipulation of Dismissal was approved by the Court on January 11, 1999. The Company indemnified Mr. Bindley for all expenses incurred by him or on his behalf in connection with the lawsuit.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY COMPENSATION TABLE

         The following table sets forth certain information regarding compensation paid during each of the Company's last three years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers, based on salary and bonus earned during 1998 (the "Named Executive Officers").



                                          ANNUAL COMPENSATION         LONG TERM COMPENSATION
                                          -------------------         ----------------------
                                                                              AWARDS
                                                                              ------
                                                                   RESTRICTED      SECURITIES
      NAME AND PRINCIPAL                                          STOCK AWARDS     UNDERLYING         ALL OTHER
           POSITION             YEAR      SALARY      BONUS (1)       (2)          OPTIONS (3)     COMPENSATION
-----------------------------   ----    ----------    ---------   ------------    -------------    -------------
William E. Bindley              1998       $793,750      $500,000    $3,877,500                0        $335,812(4)
Chairman, Chief Executive       1997        721,250       385,000             0          252,563         313,029
Officer and President           1996        656,350       286,931             0          252,565         268,594


Thomas J. Salentine             1998       $300,833      $337,500    $2,467,500                0         $30,834(5)
Executive Vice President and    1997        278,765       270,000             0          176,794          29,154
Chief Financial Officer         1996        253,400       217,184             0          151,538          23,036


Michael D. McCormick            1998       $297,918      $337,500    $2,467,500                0         $30,420(6)
Executive Vice President,       1997        271,434       270,000             0          176,794          28,645
General Counsel and Secretary   1996        245,675       216,384             0          151,538          22,531


Keith W. Burks                  1998       $297,918      $337,500    $2,467,500                0         $30,215(7)
Executive Vice President        1997        265,669       270,000             0          176,794          28,369
                                1996        234,950       215,505             0          151,538          22,261

Michael L. Shinn                1998       $111,542       $55,000      $528,750                0         $12,950(8)
Treasurer                       1997        103,283        45,000             0           37,884          11,541
                                1996         95,375        36,000             0           37,884          10,426



---------------

(1) Reflects bonus earned during the specified year, which bonuses at times have been paid in the following year.

(2) The dollar amounts shown in this column represent the market value of the restricted stock awarded under the 1993 Stock Option and Incentive Plan and were calculated by multiplying the closing market price of the Company's Common Stock on the date of award by the number of shares awarded. Holders of restricted stock are eligible to vote the shares and to receive dividends, if any. The total number of shares of restricted stock awarded to the Named Executive Officers in 1998, as adjusted to reflect the June 1998 four-for-three stock split, were: Mr. Bindley: 146,666 shares; each of Messrs. Salentine, McCormick and Burks: 93,333 shares; and Mr. Shinn:
     20,000 shares. The restricted stock awards vested as follows: Mr. Bindley:
     146,666 shares on January 1, 1999; each of Messrs. Salentine, McCormick and
     Burks: 23,333 shares on December 16, 1998 and 70,000 shares on January 1, 1999; and Mr. Shinn: 5,000 shares on December 16, 1998 and 15,000 shares on January 1, 1999. As of December 31, 1998, the number and value (based on the closing market price of the Company's Common Stock on December 31,
     1998) of the unvested restricted stock awards held by the Named Executive Officers were as follows: Mr. Bindley: 146,666 shares ($7,223,301); Mr.
     Salentine: 70,000 shares ($3,447,500); Mr. McCormick: 70,000 shares ($3,447,500); Mr. Burks: 70,000 shares ($3,447,500); and Mr. Shinn: 15,000 shares ($738,750).

(3) The numbers in this column consist of options to acquire shares of Common Stock of the Company. The Company has no SAR plan. The amounts shown for stock options represent the number of shares of Common Stock resulting from the adjustments relating to the June 1998 four-for-three stock split and the spin-off of Priority. The adjustments for the stock split and the spin-off of Priority were anti-dilution adjustments pursuant to the stock option plans in order to preserve the economic value of the options.

(4) Consists of $12,800 in Company contributions to the Company's profit sharing plan, $17,200 in Company contributions under Mr. Bindley's deferred compensation arrangement described under "---Nonqualified Deferred Compensation Arrangements," $37,430 for the term insurance portion and $217,729 for the non-term insurance portion of the split-dollar life insurance plan described under "---Split Dollar Life Insurance," $49,894 of above market interest and $759 in group life insurance premiums.

(5) Consists of $20,926 in Company contributions to the Company's profit sharing plans, $9,087 of above market interest and $821 in group life insurance premiums.

(6) Consists of $20,926 in Company contributions to the Company's profit sharing plans, $9,087 of above market interest and $407 in group life insurance premiums.

(7) Consists of $20,926 in Company contributions to the Company's profit sharing plans, $9,087 of above market interest and $202 in group life insurance premiums.

(8) Consists of $12,800 in Company contributions to the Company's profit sharing plans and $150 in group life insurance premiums.

EMPLOYMENT AGREEMENTS AND TERMINATION BENEFITS AGREEMENTS

         The Company has entered into a Termination Benefits Agreement with each of Messrs. Bindley, Salentine, McCormick, and Burks (the "Covered Named Executive Officers"). The purpose of the agreements is to encourage them to remain with the Company by assuring them of certain benefits in the event of a "Change in Control" of the Company.

         The Termination Benefits Agreements provide for payments to the Covered Named Executive Officers upon the occurrence of certain events. Each Termination Benefits Agreement has a term of three years and is automatically extended annually for an additional one-year period unless notice is given by the Company or the Covered Named Executive Officer. The Termination Benefits Agreements are designed to protect the Covered Named Executive Officer against termination of his employment following a "Change in Control" of the Company. For purposes of the Termination Benefits Agreement, "Change in Control" is broadly defined to include, among other things, the acquisition by a person or group of persons of 25% or more of the combined voting power of the stock of the Company, the replacement of a majority of the current Board of Directors, the approval by the shareholders of the Company of a reorganization, merger or consolidation or the approval by shareholders of a liquidation or dissolution of the Company or the sale or disposition of all or substantially all of the assets of the Company.

         Following a "Change in Control," the Covered Named Executive Officer is entitled to the benefits provided by the Termination Benefits Agreement in the event his employment is terminated for any reason other than his death, disability, or normal retirement or is terminated by the Company for cause.

         In addition, the Covered Named Executive Officer is entitled to the benefits of the Termination Benefits Agreement if, after a "Change in Control," he terminates his employment with the Company in response to certain actions by the Company which include, among other things, a substantial reduction in his duties or responsibilities, a reduction in the level of salary payable to him, the failure by the Company to continue to provide him with benefits substantially similar to those previously provided to him, the required relocation of the Covered Named Executive Officer, or the breach by the Company of any of the provisions of the Termination Benefits Agreement.

         Upon termination of employment, a Covered Named Executive Officer who is entitled to the benefits payable under the Termination Benefits Agreement shall receive within 30 days following the termination all earned but unpaid salary, bonus and incentive payments through the date of his termination. In addition, he shall be entitled to a lump-sum payment of an amount equal to 2.9 times the Covered Named Executive Officer's average annual compensation paid by the Company for the past five years. Any lump sum payment will be grossed up in an amount sufficient to cover any excise tax imposed upon such payment pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code").

COMPENSATION OF DIRECTORS

         During 1998, the Company paid directors who are not employees of the Company an annual retainer of $20,000 and a fee of $1,000 for each Board meeting or committee meeting attended. The annual retainer is paid 75% in cash and 25% in the form of shares of Common Stock, valued at 100% of the fair market value of such shares on the date of grant. Such shares are not registered and are subject to the resale limitations of Rule 144 of the Securities Act of 1933, as amended. Directors who are full-time employees do not receive any additional compensation for serving as directors or for attending meetings, but all directors are reimbursed for all reasonable out-of-pocket expenses incurred in connection with attendance at meetings.

         On March 29, 1991, the Board of Directors adopted, subject to shareholder approval, an Outside Directors Stock Option Plan (the "Directors Plan"). The shareholders approved the Directors Plan at the 1991 annual meeting. Pursuant to the Directors Plan, each Eligible Director (as defined therein) is automatically granted an option to purchase 1,000 (now 2,525 as adjusted for the June 1998 four-for-three stock split and the Priority spin-off) shares of Common Stock on June 1 of each year beginning in 1991. The option price per share is 85% of the fair market value of one share of Common Stock on the date of grant. The option becomes exercisable six months following the date of grant and expires 10 years following the date of grant. Options may be exercised by the holder only if he or she has been in continuous service on the Board of Directors at all times since the grant of the option. There are currently seven Eligible Directors - Messrs. W.F. Bindley, Harris, Koch, McGinley, Risk, Smith and Dr. Woo. On June 1, 1998, each of such Eligible Directors received an option to purchase 1,000 (now 2,525 as adjusted for the June 1998 four-for-three stock split and the Priority spin-off) shares of Common Stock at the adjusted exercise price of $11.9692. The Eligible Directors are not currently eligible for grants or awards under any other stock, bonus or benefit plans of the Company.

PROFIT SHARING PLAN

         The Company and its subsidiaries maintain a qualified profit sharing plan ("Profit Sharing Plan") for eligible employees of the Company and its subsidiaries. All employees are generally eligible to participate in the Profit Sharing Plan as of the first January 1, April 1, July 1 or October 1 after having completed at least one year of service (as defined in the Profit Sharing
Plan) and having reached age 21.

         The annual contribution of the Company and its subsidiaries to the Profit Sharing Plan is at the discretion of the Board and is generally 8% of a participant's compensation for the year. The employer contribution for a year is allocated among participants employed on the last day of the year in proportion to their relative compensation for the year. Subject to limitations imposed by the Code, a participant may, in addition to receiving a share of the employer contribution, have a percentage of his or her compensation withheld from pay and contributed to the Profit Sharing Plan. Subject to applicable Code requirements, employees may make "rollover" contributions to the Profit Sharing Plan of qualifying distributions from other employers' qualified plans.

         In December of 1998, the Profit Sharing Plan was amended to provide for the transfer, effective as of January 1, 1999, of all Profit Sharing Plan assets and liabilities attributable to employees of Priority to the newly established Profit Sharing Plan of Priority Healthcare Corporation and Affiliates.

NONQUALIFIED DEFERRED COMPENSATION ARRANGEMENTS

         On December 9, 1994, the Company established the Bindley Western Industries, Inc. 401(k) Excess Plan ("401(k) Excess Plan") and the Bindley Western Industries, Inc. Profit Sharing Excess Plan ("Profit Sharing Excess Plan"), both of which are non-qualified deferred compensation plans for a select group of executive employees. Messrs. Bindley, Burks, McCormick and Salentine are currently eligible to participate in the plans. The Profit Sharing Excess Plan was established to compensate the eligible executives for the effect of a Code limitation on the compensation that can be taken into account in calculating contributions made on their behalf to the Company's Profit Sharing Plan. The 401(k) Excess Plan is designed to permit the eligible executives to save for retirement on a pre-tax basis beyond the extent permitted under the Profit Sharing Plan's 401(k) feature.

         Effective January 1, 1994, the Omnibus Budget Reconciliation Act of 1993 ("OBR" 93") reduced the amount of an employee's compensation that could be taken into account in determining contributions or benefits under a qualified pension or profit sharing plan. Under the Profit Sharing Excess Plan, for each year that an executive is in the plan, the Company will credit to the executive's account an amount designed to be equal to the difference between (1) the contribution that the Company may lawfully make on the executive's behalf to the Profit Sharing Plan for the year, and (2) the amount that the Company could have contributed to the Profit Sharing Plan for the executive for that year had OBR" 93 not reduced the compensation limitation. The Profit Sharing Excess Plan also provides for an additional annual contribution on behalf of Mr. Bindley, which was formerly provided under a separate deferred compensation agreement between Mr. Bindley and the Company. That arrangement has now been terminated, and the amounts credited to Mr. Bindley's account under that arrangement have been credited to his account under the Profit Sharing Excess Plan.

         The 401(k) Excess Plan permits the eligible executives voluntarily to defer portions of their pre-tax salary and bonus beyond what they can now defer under the 401(k) feature of the Profit Sharing Plan. Under the 401(k) Excess Plan, an eligible executive may elect to defer up to 100% of those portions of his salary and bonus that he is not able to defer under the Profit Sharing Plan.

         Amounts credited to an executive's account under the Profit Sharing Excess Plan are deemed to bear interest each year at an annual rate equal to the rate of return of the Standard & Poor's 500 Index ("S&P 500 Index") for the year. With respect to amounts deferred under the 401(k) Excess Plan, each executive, at the time he makes his deferral election for the coming year, may designate the investment option or options (from among those available under the Profit Sharing Plan plus the S&P 500 Index) to serve as the measure of the investment earnings and losses on the executive's deferrals for the year. Under both plans, a participating executive, at the time he makes his deferral election, may choose the form in which his benefits attributable to those deferrals will be paid to him or his beneficiary upon his retirement or death. The three options available are a single lump sum payment, quarterly installment payments for a specified period of up to 15 years, and annual installment payments over a specified period of up to 15 years.

         The Company's contributions under the Profit Sharing Excess Plan and amounts deferred under the 401(k) Excess Plan may be credited to separate grantor trusts. Each trust is what is commonly referred to as a "rabbi trust" arrangement, pursuant to which the assets of the trust are subject to the claims of the Company's general creditors in the event of the Company's insolvency.

The trust assets are principally comprised of corporate owned life insurance policies on the lives of Messrs. Burks and McCormick.

         Effective January 1, 1996, the Company restated both the 401(k) Excess Plan and the Profit Sharing Excess Plan. The 401(k) Excess Plan restatement is designed to comply with the conditions set forth in a 1995 Internal Revenue Service ruling regarding the coordination between non-qualified deferred compensation plans and 401(k) plans. To conform to the ruling, the executive must decide the total deferral he wants to make for the year and elect to have that deferral made under the 401(k) Excess Plan. Once the plan administrator of the Profit Sharing Plan determines how much the executive can defer under the Profit Sharing Plan's 401(k) feature for a year without exceeding Code limits, then that amount will be transferred from the 401(k) Excess Plan to that executive's Profit Sharing Plan 401(k) account. In addition, both restatements included changes required by the Internal Revenue Service as a condition for issuing favorable rulings on the plans themselves on November 10, 1997. These changes were technical in nature and do not affect the operation of the plans as described above.

         Effective January 1, 1999, both Excess Plans were amended to provide for the transfer to the newly established Priority Healthcare Corporation 401(k) Excess Plan of amounts that had been credited under the Excess Plans to Robert
L. Myers, a Priority executive who participated in the Excess Plans prior to January 1, 1999.

SPLIT DOLLAR LIFE INSURANCE

         The Company and a family trust created by Mr. Bindley established in December 1992 a split-dollar life insurance arrangement on the life of Mr. Bindley. The life insurance policy provides coverage in the amount of $7 million. The trust pays premiums on the policy as if it were a one year term life policy. The Company pays the excess premiums. In addition, the Company pays to Mr. Bindley an annual bonus in an amount sufficient to cover the premiums paid by the trust and the tax liability on the bonus.

         At the earlier of Mr. Bindley's death or December 16, 2007, the Company will be reimbursed for all premiums paid by it. In the event of Mr. Bindley's death, the balance of the proceeds of the policy would be paid to the trust established by Mr. Bindley and used to purchase Common Stock of the Company from Mr. Bindley's estate. The annual premiums on the policy are $404,350, of which $385,940, $384,680 and $383,280 were paid by the Company on December 5, 1996, December 8, 1997, and December 16, 1998, respectively.

         The Company also purchased a $13 million term life insurance policy on the life of Mr. Bindley in June 1993. The Company is both the owner and beneficiary of the policy. The premiums on the policy of $45,940, $53,220 and $61,540 were paid by the Company in 1996, 1997, and 1998, respectively.

STOCK OPTIONS

         Prior to May 20, 1993, the Company had a 1983 Incentive Stock Option Plan, a 1983 Nonqualified Option Plan (collectively, the "1983 Plans"), and a 1987 Stock Option and Incentive Plan (the "1987 Plan"). The number of shares available for issuance pursuant to such plans aggregated 2,500,000 shares, subject to adjustment for certain dilutive events. Incentive stock options, granted at a minimum of 100% of fair market value, and nonqualified stock options, granted at a minimum of 85% of fair market value, both exercisable for up to 10 years from the date of grant, were authorized under the 1983 Plans and the 1987 Plan.

         On May 20, 1993, the Company's shareholders approved the 1993 Stock Option and Incentive Plan (the "1993 Plan") authorizing 1,000,000 shares of the Company's Common Stock for sale or award to officers and key employees (including any such officer or employee who holds at least 10% of the Company's Common Stock) as stock options or restricted stock. No further awards will be made from shares of Common Stock that remained available for grants under the 1983 Plans or the 1987 Plan.

         On May 19, 1994, the Company's shareholders approved amendments to the 1983 Plans, the 1987 Plan and the 1993 Plan to permit the Committee to allow participants under these plans, including the holders of outstanding options, to exercise an option during its term following cessation of employment by reason of death, disability or retirement. Such amendments also permitted the Committee, in its sole discretion, to change the exercise and termination terms of options granted if such changes are otherwise consistent with applicable federal and state laws. In addition, the 1993 Plan was amended at that time to
(i) increase from 1,000,000 to 1,500,000 the number of shares authorized for issuance pursuant to awards made under the 1993 Plan; (ii) limit to 100,000 the number of shares that any one participant may receive under the 1993 Plan during any calendar year; and (iii) provide that the Board of Directors may amend the 1993 Plan in any respect without shareholder approval, unless such approval is required to comply with Rule 16b-3 under the Securities Exchange Act of 1934 or
Section 422 of the Code. On May 16, 1996, the Company's shareholders approved an amendment to the 1993 Plan to increase to 3,000,000 the number of shares authorized for issuance pursuant to awards made under the 1993 Plan. On May 21, 1998, the Company's shareholders approved an amendment to the 1993 Plan to (i) increase to 4,000,000 the number of shares authorized for issuance pursuant to awards made under the 1993 Plan and (ii) increase to 300,000 the number of shares that any one participant may receive under the 1993 Plan during any calendar year. The foregoing share amounts have now been adjusted upward to reflect the June 1998 four-for-three stock split and the Priority spin-off.

         On December 11, 1998, the Company's Board of Directors adopted the 1998 Non-Qualified Stock Option Plan (the "1998 Plan"), which reserves for issuance 600,000 shares of the Company's Common Stock held by the Company as treasury shares. The 1998 Plan provides for the sale or award of nonqualified stock options to employees who are not officers or directors of the Company or its affiliates. Under the 1998 Plan, no individual participant may receive awards for more than 50,000 shares in any calendar year.

         There were no options granted to the Named Executive Officers during 1998.

         The following table sets forth information with respect to the exercise of options by the Named Executive Officers during 1998.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES



                                                          NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED OPTIONS     IN-THE-MONEY OPTIONS
                           SHARES                        AT FISCAL YEAR-END (1)        AT FISCAL YEAR-END (1)(2)
                          ACQUIRED       VALUE        -------------------------------  ---------------------------
          NAME           ON EXERCISE    REALIZED (3)  EXERCISABLE     UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
---------------------   -------------  ------------- -------------   ---------------  ------------- ---------------
William E. Bindley          131,490      $4,423,525      189,245           188,930       $6,657,951      $5,884,849

Thomas J. Salentine         135,586       3,287,340      290,207           121,508       10,667,051       3,665,638

Michael D. McCormick        198,038       5,766,335      290,288           121,508       10,776,250       3,665,638

Keith W. Burks              142,397       3,595,686      183,622           121,508        6,596,942       3,665,638

Michael L. Shinn             27,741         582,273       19,962            21,297          639,587         641,317

----------
(1) All amounts shown in this column have not been adjusted to reflect the spin-off of Priority as of December 31, 1998.

(2) The closing price for the Company's Common Stock as reported by the NYSE on December 31, 1998 was $49.25. The value is calculated on the basis of the difference between the Common Stock option exercise price and $49.25, multiplied by the number of "In-the-Money" shares of Common Stock underlying the option.

(3) The value is calculated based on the difference between the option exercise price and the closing market price of the Common Stock on the date of exercise, multiplied by the number of shares to which the exercise relates.


RESTRICTED STOCK

         Under the 1993 Plan, incentive awards may be made in the form of restricted stock, in which case the participant would be granted shares of the Company's Common Stock, which shares would be subject to such forfeiture provisions and transfer restrictions as the Committee determined at the time of grant. Pending the lapse of such forfeiture provisions and transfer restrictions, certificates representing restricted stock would be held by the Company, but the grantee generally would have all of the rights of a stockholder, including the right to vote the shares and the right to receive all dividends thereon.

         During 1998, the following Named Executive Officers received awards for the indicated number of shares of restricted stock (as adjusted for the June 1998 four-for-three stock split) under the 1993 Plan: Mr. Bindley: 146,666; Mr.
Salentine: 93,333; Mr. McCormick: 93,333; Mr. Burks: 93,333; and Mr. Shinn:
20,000. For information on the vesting and values of such restricted stock awards, see "Compensation of Executive Officers and Directors C Summary Compensation Table."

COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Committee's established practice with respect to executive compensation has been to: (a) conduct annual merit reviews in May of each year, to become effective June 1; (b) grant stock options on the second Friday of each December or such other date as deemed advisable by the Committee; and (c) approve annual bonuses payable, in whole or part, during the following March.

The Committee applied the criteria discussed below to the June 1, 1998 annual merit reviews and the 1998 annual bonus amounts for the executive officers.

         Executive Compensation Policy

         The Company's compensation policy is designed to: (a) be competitive so that the Company can attract, reward, and retain the quality talent that is essential to its continued success; (b) motivate key employees through the use of incentive compensation programs, including annual bonuses and stock option grants; (c) treat employees fairly and, at the same time, be cost effective; (d) foster teamwork within the Company so that employees share in the rewards and risks of the Company; (e) offer executive officers the opportunity to achieve significant levels of ownership in the Company's stock so that their interests will be aligned with those of its shareholders; and (f) generally attempt to assure that executive officers' compensation will be tax deductible to the maximum extent permissible within the meaning of Section 162(m) of the Code.

         Cash Based Compensation

         Base Salary. In making compensation decisions, the Committee's subjective review process primarily includes: (a) an analysis of executive compensation levels within the pharmaceutical distribution industry at other publicly-traded companies of comparable size and stature by reviewing proxy statements and national compensation surveys and reports, including those of consultants engaged by the Committee; (b) individual efforts and accomplishments within the Company, the distribution industry, and the community; (c) management experience and development; (d) team building skills consistent with the Company's best interests; (e) base compensation paid to other executive officers within the Company; and (f) observance of the Company's ethics and compliance program. For the past three years, annual merit increases have averaged 10.2%. During this period, certain executive officers have received greater base compensation increases corresponding to promotions and/or expanded responsibilities.

         The Committee's decision with respect to 1998 base compensation was made after the annual merit review of the other executive officers was conducted by the CEO. During May 1998, the Committee authorized the CEO to increase the base salaries for Messrs. Burks, McCormick, and Salentine. These annual merit increases averaged 9.7% and were made effective on June 1, 1998.

         Bonus Compensation. During 1998, a portion of the cash compensation of the executive officers (and most other salaried employees) consisted of annual bonus payments under the Company's bonus pool. Allocation of the bonus pool to the executive officers (other than the CEO) was based on recommendations made by the Committee with input from the CEO.

         The Committee gave equal consideration to the Company's overall performance and the executive officer's performance for the specific areas of the Company under his direct control. This 50-50 balance was used to support accomplishment of overall objectives and to reward individual contributions by the executive officers.

         For purposes of establishing the annual bonuses for the executive officers, the Committee used measures of the Company's performance in the following areas: (a) net gross sales; (b) net from stock sales; (c) operating earnings; (d) net earnings; (e) shareholders equity; (f) diluted earnings per share; and (g) market capitalization. Of these criteria, operating earnings and market capitalization were given the greatest weight and net gross sales the least weight. If the 1998 operating earnings were greater than those in 1997 and if the percentage improvement of the other criteria averaged at least 10%, the Committee agreed to approve 1998 bonuses to Messrs. Bindley, Burks, McCormick and Salentine such that the combined bonuses equaled 1.96% of operating earnings for 1998, compared to 2.13% for 1997 and 2.10% for 1996. During the first week of March 1999, the Committee ratified the above noted bonuses to be paid during that month. These bonus amounts averaged 89% of base compensation for these executive officers, compared to 75% for 1997 and 67% for 1996. For 1998, the Committee deemed these financial goals to be a valid measure of performance within the pharmaceutical distribution industry and consistent with the Company's best interests.

         For 1998, the Committee's intent was to make the executive officers' total cash compensation package (base compensation plus annual bonus) competitive with other publicly-traded companies of comparable size and stature within the pharmaceutical distribution industry. Based on its analysis of total cash compensation for similar executive officers within the pharmaceutical distribution industry, the Committee has determined the Company's cash compensation for its executive officers to be competitive with respect to the Company's relative position within the industry.

         For 1999, the Committee recommends that the Company adopt, and the shareholders approve, performance-based criteria to determine the amount, if any, of the Named Executive Officers' bonus compensation. As discussed under "Approval of 1999 Cash Bonus Performance Plan for Executives," the Committee and the Board of Directors are recommending for approval by the shareholders the 1999 Cash Bonus Performance Plan for Executives (the "Bonus Plan"), the terms and conditions of which meet criteria for performance-based compensation within the meaning of Section 162(m) of the Code.

         Equity Based Compensation

         The Committee believes that equity compensation, in the form of stock options or restricted stock, is an important element of performance based compensation of executive officers. By granting equity awards, the Committee will continue the Company's long-standing practice of increasing key employees' equity ownership in order to ensure that their interests remain closely aligned with those of the Company's shareholders. Stock options and equity ownership in the Company provide a direct link between executive compensation and shareholder value. Stock options also create an incentive for key employees to remain with the Company for the long term because the options are not immediately exercisable and, if not exercised, are forfeited if the employee leaves the Company before retirement.

         As previously discussed, the Committee granted 466,665 shares (as adjusted for the June 1998 four-for-three stock split) in the form of restricted stock awards to the Company's executive officers and 1,200 shares in the form of restricted stock awards to one key employee during 1998. For the executive officers, the Committee considered the contribution of such executives to the successful initial public offering and spin-off of Priority.

Compensation of William E. Bindley, Chairman, Chief Executive Officer, and President

         For 1998, Mr. Bindley's cash compensation was based on the same factors as the other executive officers. As represented in the Summary Compensation Table set forth under "Compensation of Executive Officers and Directors," Mr. Bindley's cash compensation was 10% greater in 1998 than 1997. Mr. Bindley's 1998 annual bonus was in an amount equal to 0.65% of the Company's 1998 operating earnings, compared to 0.69% in 1997 and 0.64% in 1996. The Committee's decision to increase Mr. Bindley's cash compensation was based on the subjective and objective criteria previously set forth in this report in the discussion with respect to cash compensation.

         Since the approval of the 1993 Plan, Mr. Bindley has also participated in the Company's equity based compensation program. By employing the subjective and objective criteria previously set forth in the discussion with respect to cash and equity based compensation, the Committee granted Mr. Bindley the restricted stock shown in the Summary Compensation Table set forth under "Compensation of Executive Officers and Directors."

         It is the Committee's view that Mr. Bindley's total compensation package for 1998 was based on an appropriate balance of: (a) individual performance; (b) Company performance; and (c) other CEO compensation packages within the pharmaceutical distribution industry. The Committee points out that the companies used for evaluation of competitive compensation may not, in all cases, be the same as those companies comprising the industry peer group described under "Compensation of Executive Officers and Directors--Performance Graph."

                                      Compensation and Stock Option Committee

                                              Seth B. Harris
                                              Robert L. Koch II
                                              J. Timothy McGinley
                                              James K. Risk III
                                              K. Clay Smith

PERFORMANCE GRAPH

         The performance graph set forth below compares the cumulative total shareholder return on the Company's Common Stock with the New York Stock Exchange Index and with peer companies within SIC Code 5122 (Drug, Drug Proprietaries and Druggists' Sundries) for the years 1994 through 1998. The Company's Common Stock has been listed on the NYSE since August 2, 1995. Prior to that time, the Company's Common Stock was traded on the Nasdaq National Market System.

       COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG THE COMPANY,
              NEW YORK STOCK EXCHANGE INDEX AND SIC 5122 COMPANIES

-----------------------------------------------------------------------------------------------------
         December 31 . . .                1993       1994      1995       1996       1997      1998
-----------------------------------------------------------------------------------------------------
New York Stock Exchange                  100.00     98.06     127.15     153.16    201.50     239.77
-----------------------------------------------------------------------------------------------------
SIC 5122 Companies                       100.00    130.10     168.73     212.28    275.67     379.57
-----------------------------------------------------------------------------------------------------
Bindley Western                          100.00    131.34     144.78     165.79    265.11     565.23
-----------------------------------------------------------------------------------------------------

                               [PERFORMANCE GRAPH]



         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that may incorporate future filings (including this Proxy Statement, in whole or in part), the preceding Committee Report on Executive Compensation and the stock price Performance Graph shall not be incorporated by reference in any such filings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         On March 18, 1993, the Board of Directors established the Committee to approve compensation and stock option grants for the Company's executive officers. The Committee members during 1998 were Messrs. Harris, Koch, McGinley, Risk and Smith. None of the Committee members are involved in a relationship requiring disclosure as an interlocking executive officer/director or under Item 404 of Regulation S-K or as a former officer or employee of the Company.


                              CERTAIN TRANSACTIONS

RELATIONSHIP AND TRANSACTIONS WITH PRIORITY HEALTHCARE CORPORATION

         Priority was a wholly owned subsidiary of the Company until it consummated its initial public offering of Class B Common Stock on October 29, 1997. From that time until December 31, 1998, the Company continued to own all of the outstanding shares of Class A Common Stock of Priority, which constituted 81.6% of the outstanding common stock of Priority and 93.0% of the voting power of Priority. On December 31, 1998, the Company distributed to the Company's shareholders all of the shares of Class A Common Stock of Priority owned by the Company (the "Distribution") on the basis of .448 shares of Priority Class A Common Stock for each share of the Company's Common Stock outstanding on the record date, December 15, 1998. As a result of the Distribution, Priority ceased to be a subsidiary of the Company. Mr. William E. Bindley is the Chairman of the Board of Directors of Priority, and two other of the Company's directors and executive officers (Mr. McCormick and Mr. Salentine) are also directors of Priority.

         Distribution Agreement. In connection with the Distribution, the Company and Priority entered into a Distribution Agreement (the "Distribution Agreement") The Distribution Agreement contains a number of provisions relating to the mechanics of the Distribution and the arrangements between the Company and Priority subsequent to the Distribution.

         The Distribution Agreement contains provisions regarding the ability of Priority employees to surrender any options to purchase the Company's Common Stock held by a Priority employee on the date of the Distribution (the "Distribution Date") in exchange for an option to purchase Priority Class B Common Stock. The number of shares of Priority Class B Common Stock subject to and the exercise price of such exchanged option was determined in accordance with the requirements of Section 424 of the Code.

         The Distribution Agreement provides that after the Distribution Date, employees of Priority will no longer be eligible to participate in the Profit Sharing Plan. Pursuant to the Distribution Agreement, Priority established a similar profit sharing plan (the "Priority Profit Sharing Plan"), and all assets in the Profit Sharing Plan relating to Priority employees were transferred to the Priority Profit Sharing Plan. The Priority Profit Sharing Plan includes a fund which invests in Priority Class B Common Stock, and also provides for a fund which invests in the Company's Common Stock into which any such Common Stock held by Priority employees under the Profit Sharing Plan was transferred, but no future investments in the Company's Common Stock may be made under the Priority Profit Sharing Plan.

         The Distribution Agreement provides that, except as otherwise provided in the Tax Sharing Agreement, the Administrative Services Agreement and the Indemnification and Hold Harmless Agreement between the Company and Priority (see descriptions of each below), Priority will pay, perform and discharge all obligations, liabilities and losses relating to, and will indemnify and hold harmless the Company from and against, all contracts, agreements, undertakings, liabilities, claims, suits and disputes arising out of or relating to Priority, its subsidiaries and Priority's business, assets, liabilities, operations, occupancies and employee benefit and other plans. In addition, the Company will indemnify and hold harmless Priority against all losses, liabilities, claims and damages in any way arising out of the Company, its subsidiaries (other than Priority and Priority's subsidiaries) and the Company's business, assets, liabilities, operations, occupancies and employee benefit and other plans. The Distribution Agreement also provides that each of the Company and Priority will waive, release, forever discharge and forever be barred from asserting against the other and the other's executives all claims, suits, disputes, violations, losses, liabilities and damages that each may have against the other for events, acts or omissions occurring or taken on or prior to the Distribution Date.

         Administrative Services. During 1998, the Company provided management and consulting services to Priority pursuant to an Administrative Services Agreement (the "Services Agreement") between the Company and Priority. The services covered by the Services Agreement included administrative services for employee benefits and risk management, legal, tax and treasury services. During 1998, the Company charged a total of $65,000 to Priority for management and administrative services rendered by the Company to Priority. This amount was based on an allocation of the actual services rendered by the Company.

         Insurance Coverage. During 1998, the Company provided coverage to Priority under the Company's insurance plans. The expenses of these plans were charged to Priority based on a combination of a pro rata allocation and the push-down of actual expenses incurred, depending on the type of expenditure. The insurance expense allocated to Priority was $163,000 for 1998.

         Purchase of Inventory. During 1998, Priority purchased inventory from the Company at the price paid by the Company for such inventory. Such purchases of inventory from the Company aggregated $3.7 million in 1998.

         Dividend Note. On March 31, 1998, Priority paid a dividend to the Company in the form of a subordinated promissory note with a principal amount of $6.0 million (the "Dividend Note"). The Dividend Note bears interest at the rate of 7.25% per annum. Interest on the Dividend Note must be paid by Priority on a quarterly basis, with the principal amount due on March 31, 1999. The dividend returned a portion of the Company's equity investment in Priority. During 1998, Priority paid the Company $326,000 in interest on the Dividend Note. Priority repaid the Dividend Note in full on September 30, 1998.

         Borrowings. Since the consummation of Priority's initial public offering, Priority has loaned funds to the Company. The largest amount outstanding during 1998 relating to this borrowing was approximately $24.8 million. The average incremental borrowing rate applied to this borrowing was 6.3%. As of March 19, 1999, the amount outstanding under this borrowing was approximately $12.9 million.

         Tax Sharing Agreement. Prior to the Distribution, the results of operations of Priority and its domestic subsidiaries that are at least 80% owned by Priority (the "Priority Group") were included in the Company's consolidated federal income tax returns and in the Company's consolidated or combined state tax returns. In 1997, the Company and Priority entered into a Tax Sharing Agreement that provides, among other things, for the allocation between the Company and Priority of federal, state, local and foreign tax liabilities for all periods through the Distribution Date. Generally, Priority will be responsible for the portion of any tax deficiencies of the Company assessed with respect to all periods up to and including the Distribution Date that give rise to a tax benefit to Priority in a post-Distribution period. Priority will also be entitled to tax refunds received by the Company that result in a tax detriment to Priority for those post-Distribution periods. Priority will also be responsible for all income taxes imposed on the Priority Group during the taxable period beginning on January 1, 1998 and ending on or before the Distribution Date. Furthermore, the Tax Sharing Agreement provides that, if the Distribution fails to qualify as a tax-free distribution as a result of any event occurring prior to the second anniversary of the Distribution Date that results from the breach of certain covenants made by Priority in the Tax Sharing Agreement or involves either the stock or assets (or any combination thereof) of any member of the Priority Group, then Priority must indemnify and hold the Company harmless, on an after-tax basis, from any tax liability imposed upon it in connection with the Distribution. The Tax Sharing Agreement also prohibits Priority from entering into certain transactions or disposing of substantially all of its assets prior to the second anniversary of the Distribution Date in the absence of a prior opinion of independent tax counsel or the receipt of a private letter ruling from the Internal Revenue Service that such transaction or disposition will not cause the Distribution to be a taxable transaction. For 1998, the Priority Group's allocated federal income taxes were $5.9 million.

         Indemnification and Hold Harmless Agreement. The Company and Priority entered into an Indemnification and Hold Harmless Agreement dated as of September 30, 1997 (the "Indemnification Agreement"), in which each party agrees to indemnify and hold harmless the other from and against certain obligations and contingent liabilities. Specifically, the Indemnification Agreement provides that Priority will indemnify and hold harmless the Company from obligations related to a guarantee which the Company made in favor of Priority and from certain indemnity and other obligations which the Company assumed, or which could be charged against the Company, in connection with five acquisitions by or on behalf of Priority. The Indemnification Agreement also provides that the Company will indemnify and hold harmless Priority from and against contingent liabilities in connection with the litigation with Thomas G. Slama, M.D., which was settled and dismissed in January 1999. In 1998, neither the Company nor Priority made any payments to the other under the Indemnification Agreement.

 LOAN TO INSIDER

         On December 16, 1997, the Company made a loan of $3,219,803 to Mr. William E. Bindley in connection with his exercise of stock options granted to him under the 1993 Plan. The loan bears interest at the rate of 6.5% per annum, matures on December 16, 2000 and provides for annual interest only payments with outstanding interest and principal to be repaid at maturity. The amount outstanding under this loan at December 31, 1998 was $3,228,389, which was also the largest amount outstanding during 1998. As of March 19, 1999, the amount outstanding pursuant to Mr. Bindley's loan was $3,274,530.

                             APPOINTMENT OF AUDITORS

         The appointment of PricewaterhouseCoopers LLP as auditors for the Company during 1999 will be submitted to the meeting in order to permit the shareholders to express their approval or disapproval. In the event of a negative vote, a selection of other auditors will be made by the Board. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting, will be given an opportunity to make a statement if he or she desires and will respond to appropriate questions. Notwithstanding approval by the shareholders, the Board of Directors reserves the right to replace the auditors at any time upon the recommendation of the Audit Committee of the Board of Directors.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                 THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.


                     APPROVAL OF 1999 CASH BONUS PERFORMANCE
                               PLAN FOR EXECUTIVES

         On March 25, 1999, the Board of Directors of the Company adopted the Bonus Plan, and directed that the Bonus Plan be submitted to shareholders for consideration at the Annual Meeting. The following is a summary of the principal features of the Bonus Plan and is qualified in its entirety by reference to the complete text of the Bonus Plan as set forth as Exhibit A to this Proxy Statement. Shareholders are urged to read the actual text of the Bonus Plan.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE BONUS PLAN.

         The purpose of the Bonus Plan is to promote the success of the Company by providing to participating executives bonus incentives that qualify as performance-based compensation within the meaning of Section 162(m) of the Code. The Bonus Plan will be administered by the Committee, which consists of two or more "outside directors" within the meaning of Section 162(m). The Committee has the authority to construe and interpret the Bonus Plan, except as otherwise provided in the Bonus Plan, and may adopt rules and regulations governing the administration thereof.

         The Committee in its sole discretion determines the executive officers of the Company and its subsidiaries (the "Participants") eligible for bonus awards and, subject to the terms of the Bonus Plan, the amount of such bonuses. Under the Bonus Plan, the Committee will establish and administer performance targets for performance periods pursuant to which eligible executives may receive designated bonus compensation. Performance targets may be based on one or more of the following business criteria: annual return to shareholders, total net sales, total from stock net sales, net earnings, net earnings before nonrecurring expenses, return on equity, return on assets, diluted earnings per share, earnings before interest, taxes, depreciation and amortization ("EBITDA") and EBITDA before nonrecurring expenses (in each case as defined in the Bonus
Plan), or on any combination thereof. The specific performance criteria must be established by the Committee in advance of the deadlines applicable under
Section 162(m) and while the performance relating to the performance criteria remains substantially uncertain within the meaning of Section 162(m). In addition to the specified performance criteria, the Committee is also authorized to establish other conditions and terms of payment of bonuses as it deems appropriate.

         Concurrently with the selection of performance criteria and subject to the provisions of the Bonus Plan, the Committee shall establish an objective formula or standard for calculating the maximum bonus payable to each Participant. Each Participant may receive a bonus if and only if the performance criteria established by the Committee are attained. Notwithstanding the fact that the performance criteria established by the Committee have been met, the Company may pay a bonus of less than the amount determined by the Committee or may pay no bonus at all, unless the Committee otherwise expressly provides by written contract or other written commitment.

         No Participant shall receive a bonus under the Bonus Plan for any fiscal year in excess of $2,000,000 or, if less, his or her Base Salary (as defined therein), and no Participant shall receive aggregate bonuses under the Bonus Plan in excess of $10 million. In addition, no Participant shall receive any payment under the Bonus Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the Bonus Plan and that the performance criteria and any other material terms previously established by the Committee or set forth in the Bonus Plan were in fact satisfied.

         Any bonuses granted by the Committee under the Bonus Plan will be paid as soon as practicable, unless the Committee elects to defer such payment in its sole discretion (subject to any prior written commitments), following the Committee's written certification of its determinations. Any such payment shall be in cash or cash equivalents, subject to applicable withholding requirements.

         The Bonus Plan may from time to time be amended, suspended or terminated, in whole or in part, by the Board of Directors or the Committee, but no amendment will be effective without Board or shareholder approval if such approval is necessary to comply with the applicable rules under Section 162(m). In addition, no amendment, suspension or termination of the Bonus Plan shall in any manner affect any bonus previously awarded pursuant to the Bonus Plan.

         Because the exact Participants under the Bonus Plan are to be determined from time to time by the Committee, in its discretion, it is impossible at this time to indicate the precise number, name or positions of persons who will receive bonuses or the amount of such bonuses. However, Messrs. William E. Bindley, Salentine, McCormick and Burks have been selected as Participants for fiscal year 1999 and it is contemplated that at least those executives will be selected as Participants on an annual basis. For fiscal year 1999, each of the Participants is eligible to receive a bonus equal to his Base Salary if all performance targets selected by the Committee are achieved.

                        PRINCIPAL OWNERS OF COMMON STOCK

         The following table sets forth as of January 31, 1999 the number of shares of Common Stock of the Company owned by any person (including any group) known by management to beneficially own more than 5% of the Common Stock of the Company, by each of the Named Executive Officers, and by all directors and executive officers of the Company as a group.


                                                                       COMMON STOCK
                                                         ---------------------------------------
                 NAME AND ADDRESS OF                     NUMBER OF SHARES
                    INDIVIDUAL OR                          BENEFICIALLY        PERCENT OF CLASS
                  IDENTITY OF GROUP                          OWNED (1)         (IF MORE THAN 1%)
                  -----------------                          ---------         -----------------
William E. Bindley (2)                                     4,826,610 (3)(4)          20.9%

Thomas J. Salentine                                          737,052 (3)(5)           3.2%

Michael D. McCormick                                         690,977 (3)(6)           3.0%

Keith W. Burks                                               427,945 (3)(7)           1.9%

Michael L. Shinn                                              50,220 (3)(8)           ---

All current directors and executive                        7,069,189 (3)(9)          28.6%
officers as a group (13 persons)

----------

(1) For information regarding the beneficial ownership of shares held by non-employee directors, see "Election of Directors--Nominees."

(2) The address of this shareholder is 8909 Purdue Road, Suite 500, Indianapolis, Indiana 46268.

(3) Does not include shares subject to stock options which are not exercisable within 60 days.

(4) Includes 4,288,114 shares directly owned and presently exercisable stock options to purchase 416,264 shares granted by the Company. Includes 64,566 shares held by two family foundations and 57,666 shares held in a charitable remainder trust of which Mr. Bindley is the trustee and has investment control. Excludes 7,821 shares held by Mr. Bindley's spouse; Mr. Bindley disclaims beneficial ownership of such shares.

(5) Includes 187,331 shares directly owned and presently exercisable stock options to purchase 549,721 shares granted by the Company.

(6) Includes 139,799 shares directly owned and presently exercisable stock options to purchase 549,872 shares granted by the Company. Also includes 1,306 shares held in a family foundation.

(7) Includes 80,123 shares directly owned and presently exercisable stock options to purchase 347,822 shares granted by the Company.

(8) Includes 12,406 shares directly owned and presently exercisable stock options to purchase 37,814 shares granted by the Company.

(9) Includes presently exercisable stock options to purchase 2,096,641 shares granted by the Company.

                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

         The date by which shareholder proposals must be received by the Company for inclusion in proxy materials relating to the 2000 Annual Meeting of Common Shareholders is November 30, 1999.

         In order to be considered at the 2000 Annual Meeting, shareholder proposals must comply with the advance notice and eligibility requirements contained in the Company's By-Laws. The Company's By-Laws provide that shareholders are required to give advance notice to the Company of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before a shareholders' meeting. With respect to annual meetings, the By-Laws provide that a shareholder of record entitled to vote at such meeting may nominate one or more persons for election as director or directors or may properly bring business before such meeting only if the shareholder gives written notice thereof to the Secretary of the Company not less than 70 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting. In the event the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the shareholder must be delivered or received not earlier than the 90th day prior to such annual meeting and not later than the later of the 70th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

         The advance notice provisions in the Company's By-Laws also provide that in the case of a special meeting of shareholders called for the purpose of electing directors, to be timely, a shareholder's notice must be delivered or received not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the tenth day following the day on which public announcement of the date of the special meeting is first made and of nominees to be elected at such meeting.

         The specific requirements of these advance notice and eligibility provisions are set forth in Section 1.1(c) and Section 2.1 of the Company's By-Laws, a copy of which is available upon request. Such requests and any shareholder proposals should be sent to the Secretary of the Company at the principal executive offices of the Company.

                        BINDLEY WESTERN INDUSTRIES, INC.
                        1999 CASH BONUS PERFORMANCE PLAN
                                 FOR EXECUTIVES


                  SECTION 1.  PURPOSE OF PLAN

                  The purpose of the Plan is to promote the success of the Company by providing to participating executives of the Company bonus incentives that qualify as performance-based compensation within the meaning of Section 162(m) of the Code.

                  SECTION 2.  DEFINITIONS AND TERMS

                  2.1 Accounting Terms. Except as otherwise expressly provided or the context otherwise requires, financial and accounting terms are used as defined for purposes of, and shall be determined in accordance with, generally accepted accounting principles, as from time to time in effect, as applied and reflected in the consolidated financial statements of the Company, prepared in the ordinary course of business.

                  2.2 Specific Terms. The following words and phrases as used herein shall have the following meanings unless a different meaning is plainly required by the context:

                  "Annual Return To Shareholders" means the Company's return to shareholders as represented by share price appreciation plus dividends paid on one share of stock during any Year during a Performance Period.

                  "Base Salary" in respect of any Performance Period means the aggregate base annualized salary of a Participant from the Company and all affiliates of the Company at the time the Participant is selected to participate for that Performance Period, exclusive of any commissions or other actual or imputed income from any Company provided benefits or perquisites, but prior to any reductions for salary deferred pursuant to any deferred compensation plan or for contributions to a plan qualifying under Section 401(k) of the Code or contributions to a cafeteria plan under Section 125 of the Code.

                  "Bonus" means a cash payment or payment opportunity as the context requires.

                  "Business Criteria" means any one or any combination of Annual Return to Shareholders, Total Sales, Total From Stock Sales, Net Earnings, Net Earnings before Nonrecurring Items, Return on Equity, Return on Assets, EPS, EBITDA or EBITDA before Nonrecurring Items.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                                   Appendix A

                  "Committee" means the Compensation and Stock Option Committee of the Board of Directors or any successor committee which will administer the Plan in accordance with Section 3 and Section 162(m) of the Code.

                  "Company" means Bindley Western Industries, Inc. and its consolidated subsidiaries, and any successor, whether by merger, ownership of all or substantially all of its assets or otherwise.

                  "EBITDA" for any Year means the consolidated earnings before interest, taxes, depreciation and amortization of the Company as reflected in the Company's audited consolidated financial statements for the Year.

                  "EBITDA before Nonrecurring Items" means for any Year EBITDA of the Company before any extraordinary or unusual one-time nonrecurring expenses or other charges as reflected in the Company's audited consolidated financial statements for the Year.

                  "EPS" for any Year means diluted earnings per share of the Company, as reported in the Company's audited consolidated financial statements for the Year.

                  "Executive" means a key employee (including any officer) of the Company who is (or in the opinion of the Committee may during the applicable Performance Period become) an "executive officer" as defined in Rule 3b-7 under the Securities Exchange Act of 1934.

                  "Net Earnings" for any Year means the consolidated net earnings of the Company, as reported in the Company's audited consolidated financial statements for the Year.

                  "Net Earnings before Nonrecurring Items" means for any Year the Net Earnings of the Company before any extraordinary or unusual one-time nonrecurring expenses or other charges as reflected in the Company's audited consolidated financial statements for the Year.

                  "Participant" means an Executive selected to participate in the Plan by the Committee.

                  "Performance Period" means the Year or Years with respect to which the Performance Targets are set by the Committee.

                  "Performance Target(s)" means the specific objective goal or goals (which may be cumulative and/or alternative) that are timely set in writing by the Committee for each Executive for the Performance Period in respect of any one or more of the Business Criteria.

                  "Plan" means the 1999 Cash Bonus Performance Plan for Executive Officers of the Company, as amended from time to time.

                  "Return on Assets" for any Year means Net Earnings divided by the average of the total assets of the Company at the end of the fiscal quarters of the Year, as reported in the Company's audited consolidated financial statements for the Year.

                  "Return on Equity" for any Year means the Net Earnings divided by the average of the shareholders equity of the Company at the end of each of the fiscal quarters of the Year, as reported in the Company audited consolidated financial statements for any Year.

                  "Section 162(m)" means Section 162(m) of the Code, and the regulations promulgated thereunder, all as amended from time to time.

                  "Total From Stock Sales" for any Year means the Company's total net sales from stock as reported in the Company's consolidated audited financial statements for the Year.

                  "Total Sales" for any Year means the Company's total net sales from stock and net brokerage sales as reported in the Company's consolidated audited financial statements for the Year.

                  "Year" means any one or more fiscal years of the Company commencing on or after January 1, 1999 that represent(s) the applicable Performance Period and end(s) no later than December 31, 2003.

                  SECTION 3.  ADMINISTRATION OF THE PLAN

                  3.1 The Committee. The Plan shall be administered by the Committee, which shall consist of at least two members of the Board of Directors of the Company, duly authorized by the Board of Directors of the Company to administer the Plan, who (i) are not eligible to participate in the Plan and
(ii) are "outside directors" within the meaning of Section 162(m).

                  3.2 Powers of the Committee. The Committee shall have the sole authority to establish and administer the Performance Target(s) and the responsibility of determining from among the Executives those persons who will participate in and receive Bonuses under the Plan and, subject to Sections 4 and 5 of the Plan, the amount of such Bonuses and shall otherwise be responsible for the administration of the Plan, in accordance with its terms. The Committee shall have the authority to construe and interpret the Plan (except as otherwise provided herein) and any agreement or other document relating to any Bonus under the Plan, may adopt rules and regulations governing the administration of the Plan, and shall exercise all other duties and powers conferred on it by the Plan, or which are incidental or ancillary thereto. For each Performance Period, the Committee shall determine, at the time the Business Criteria and the Performance Target(s) are set, those Executives who are selected as Participants in the Plan.

                  3.3 Requisite Action. A majority (but not fewer than two) of the members of the Committee shall constitute a quorum. The vote of a majority of those present at a meeting at which a quorum is present or the unanimous written consent of the Committee shall constitute action by the Committee.

                  3.4 Express Authority (and Limitations on Authority) to Change Terms and Conditions of Bonus. Without limiting the Committee's authority under other provisions of the Plan, but subject to any express limitations of the Plan and Section 5.8, the Committee shall have the authority to accelerate a Bonus (after the attainment of the applicable Performance Target(s)) and to waive restrictive conditions for a Bonus (including any forfeiture conditions, but not Performance Target(s)), in such circumstances as the Committee deems appropriate. In the case of any acceleration of a Bonus after the attainment of the applicable Performance Target(s), the amount payable shall be discounted to its present value using an interest rate equal to Moody's Average Corporate Bond Yield for the month preceding the month in which such acceleration occurs.

                  SECTION 4.  BONUS PROVISIONS.

                  4.1 Provision for Bonus. Each Participant may receive a Bonus if and only if the Performance Target(s) established by the Committee, relative to the applicable Business Criteria, are attained. The applicable Performance Period and Performance Target(s) shall be determined by the Committee consistent with the terms of the Plan and Section 162(m). Notwithstanding the fact that the Performance Target(s) have been attained, the Company may pay a Bonus of less than the amount determined by the formula or standard established pursuant to
Section 4.2 or may pay no Bonus at all, unless the Committee otherwise expressly provides by written contract or other written commitment.

                  4.2 Selection of Performance Target(s). The specific Performance Target(s) with respect to the Business Criteria must be established by the Committee in advance of the deadlines applicable under Section 162(m) and while the performance relating to the Performance Target(s) remains substantially uncertain within the meaning of Section 162(m). At the time the Performance Target(s) are selected, the Committee shall provide, in terms of an objective formula or standard for each Participant, and for any person who may become a Participant after the Performance Target(s) are set, the method of computing the specific amount that will represent the maximum amount of Bonus payable to the Participant if the Performance Target(s) are attained, subject to Sections 4.1, 4.3, 4.7, 5.1 and 5.8.

                  4.3 Maximum Individual Bonus. Notwithstanding any other provision hereof, no Executive shall receive a Bonus under the Plan for any Year in excess of $2 million or, if less, his or her Base Salary for the Year. No Executive shall receive aggregate bonuses under this Plan in excess of $10.0 million.

                  4.4 Selection of Participants. For each Performance Period, the Committee shall determine, at the time the Business Criteria and the Performance Target(s) are set, those Executives who will participate in the Plan.

                  4.5 Effect of Mid-Year Commencement of Service. To the extent compatible with Sections 4.2 and 5.8, if an Executive commences employment with the Company after the adoption of the Plan and the Performance Target(s) are established for a Performance Period, the Committee may grant a Bonus for that Performance Period that is proportionately adjusted based on the period of actual service during such Performance Period.

                  4.6 Accounting Changes. Subject to Section 5.8, if, after the Performance Target(s) are established for a Performance Period, a change occurs in the applicable accounting principles or practices, the amount of the Bonuses paid under this Plan for such Performance Period shall be determined without regard to such change.

                  4.7 Committee Discretion to Determine Bonuses. The Committee has the sole discretion to determine the standard or formula pursuant to which each Participant's Bonus shall be calculated (in accordance with Section 4.2), whether all or any portion of the amount so calculated will be paid, and the specific amount (if any) to be paid to each Participant, subject in all cases to the terms, conditions and limits of the Plan and of any other written commitment authorized by the Committee. In addition to the establishment of Performance Targets as provided in Section 4.2, the Committee may at any time establish additional conditions and terms of payment of Bonuses (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan. The Committee may not, however, increase the maximum amount permitted to be paid to any individual under Section 4.2 or 4.3 of the Plan or award a Bonus under this Plan if the applicable Performance Target(s) have not been satisfied.

                  4.8 Committee Certification. No Participant shall receive any payment under the Plan unless the Committee has certified, by resolution or other appropriate action in writing that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the Plan and that the Performance Target(s) and any other material terms previously established by the Committee or set forth in the Plan were in fact satisfied.

                  4.9 Time of Payment. Any Bonuses granted by the Committee under the Plan shall be paid as soon as practicable following the Committee's determinations under this Section 4 and the certification of the Committee's findings under Section 4.8. Any such payment shall be in cash or cash equivalent, subject to applicable withholding requirements. Notwithstanding the foregoing, the Committee may, in its sole discretion (but subject to any prior written commitments and to any conditions consistent with Section 5.8 that it deems appropriate), defer the payment or vesting of any Bonus. In the case of the delay of a Bonus otherwise payable at or after the attainment and certification of the applicable Performance Target(s), any additional amount payable shall be based on Moody's Average Corporate Bond Yield over the deferral period.

                  SECTION 5.  GENERAL PROVISIONS

                  5.1 No Right to Bonus or Continued Employment. Neither the establishment of the Plan nor the provision for or payment of any amounts hereunder nor any action of the Company (including, for purposes of this Section 5.1, any predecessor or subsidiary), the Board of Directors of the Company or the Committee in respect of the Plan, shall be held or construed to confer upon any person any legal right to receive, or any interest in, a Bonus or any other benefit under the Plan, or any legal right to be continued in the employ of the Company unless otherwise provided by the Committee by contract or agreement. The Company expressly reserves any and all rights to discharge an Executive in its sole discretion, without liability of any person, entity or governing body under the Plan or otherwise. Notwithstanding any other provision hereof and notwithstanding the fact that the Performance Target(s) have been attained and/or the individual maximum amounts pursuant to Section 4.2 have been calculated, the Company shall have no obligation to pay any Bonus hereunder nor to pay the maximum amount so calculated, unless the Committee otherwise expressly provides by written contract or other written commitment.

                  5.2 Discretion of Company, Board of Directors and Committee. Any decision made or action taken by the Company or by the Board of Directors of the Company or by the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of the Plan shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons. No member of the Committee shall have any personal liability for actions taken or omitted under the Plan by the member or any other person.

                  5.3 Absence of Liability. A member of the Board of Directors of the Company or a member of the Committee of the Company or any officer of the Company shall not be personally liable for any act or inaction hereunder, whether of commission or omission.

                  5.4 No Funding of Plan. The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Plan. The Plan shall constitute an "unfunded" plan of the Company. The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any obligations of the Company to any Participant under the Plan shall be those of a debtor and any rights of any Participant or former Participant shall be limited to those of a general unsecured creditor.

                  5.5 Non-Transferability of Benefits and Interests. Except as expressly provided by the Committee, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former Participant. This Section 5.5 shall not apply to an assignment of a contingency or payment due after the death of the Executive to the deceased Executive's legal representative or beneficiary.

                  5.6 Law to Govern. All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the internal laws of the State of Indiana.

                  5.7 Non-Exclusivity. Subject to Section 5.8, the Plan does not limit the authority of the Company, the Board of Directors of the Company or the Committee, or any subsidiary of the Company, to grant awards or authorize any other compensation under any other plan or authority, including, without limitation, awards or other compensation based on the same Performance Target(s) used under the Plan. In addition, Executives not selected to participate in the Plan may participate in other plans of the Company.

                  5.8 Section 162(m) Conditions; Bifurcation of Plan. It is the intent of the Company that the Plan and Bonuses paid hereunder satisfy and be interpreted in a manner, that, in the case of Participants who are or may be persons whose compensation is subject to Section 162(m), satisfies any applicable requirements as performance-based compensation. Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy the standards in Section 162(m) of the Code shall be disregarded. Notwithstanding anything to the contrary in the Plan, the provisions of the Plan may at any time be bifurcated by the Board of Directors of the Company or the Committee in any manner so that certain provisions of the Plan or any Bonus intended (or required in order) to satisfy the applicable requirements of
Section 162(m) are only applicable to persons whose compensation is subject to
Section 162(m).

                  SECTION 6. AMENDMENTS, SUSPENSION OR TERMINATION OF PLAN

                  Except as otherwise expressly agreed to in writing by the Committee, the Board of Directors of the Company or the Committee may, from time to time amend, suspend or terminate, in whole or in part, the Plan, and if suspended or terminated, may reinstate, any or all of the provisions of the Plan; provided no amendment, suspension or termination of the Plan shall in any manner affect any Bonus theretofore granted pursuant to the Plan (whether or not the applicable Performance Targets have been attained) without the consent of the Participant to whom the Bonus was granted. Notwithstanding the foregoing, no amendment may be effective without Board of Directors of the Company and/or shareholder approval if such approval is necessary to comply with the applicable rules under Section 162(m) of the Code.

                                              APPROVED BY THE BOARD OF DIRECTORS
                                              ON MARCH 25, 1999.



                                              APPROVED BY THE SHAREHOLDERS
                                              ON _____________ __, 1999.

                        BINDLEY WESTERN INDUSTRIES, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                     PROXY

I hereby appoint William E. Bindley and Michael D. McCormick, or either of them, my proxies, with power of substitution, to vote all shares of common stock of the Company which I am entitled to vote at the annual meeting of common shareholders of said company, to be held at the Holiday Inn Select, 3850 DePauw Boulevard, Indianapolis, Indiana, on May 20, 1999, at 9:00 a.m., Indianapolis time, and at any adjournment, as follows:

                                                                                    (change of address)
Election of Directors, Nominees:
William E. Bindley, William F. Bindley II, Keith W. Burks,
Seth B. Harris, Robert L. Koch II, Michael D. McCormick,                   ----------------------------------------
J. Timothy McGinley, James K. Risk III, Thomas J. Salentine,
K. Clay Smith, Carolyn Y. Woo                                              ----------------------------------------

                                                                           ----------------------------------------

                                                                           ----------------------------------------
                                                                           (If you have written in the above space,
                                                                           please mark the corresponding box on the
                                                                           reverse side of this card.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SIGNED SHAREHOLDER. IF NO DIRECTION
IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF ALL NOMINEES LISTED UNDER PROPOSAL 1, FOR PROPOSAL 2
AND FOR PROPOSAL 3.

                                                                                                             -----------
                                                                                                             SEE REVERSE
                                                                                                                 SIDE
                                                                                                             -----------
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                                                            DETACH CARD

                 NOTE; THE HOLIDAY INN SELECT IS LOCATED IN COLLEGE PARK JUST WEST OF THE PYRAMIDS (SEE MAP BELOW)



                                                            [STREET MAP]

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

                                                  BINDLEY WESTERN INDUSTRIES, INC.
                             PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [ ]

[                                                                                                                                  ]

                                           For   Withheld   For All
1. Election of Directors--                 All      All      Except:
   (See reverse)                           [ ]      [ ]       [ ]       ----------------------------------


2. To approve the appointment of           For    Against   Abstain      3. To approve the proposed       For    Against   Abstain
   PricewaterhouseCoopers LLP as           [ ]      [ ]       [ ]           1999 Cash Bonus Performance    [ ]     [ ]       [ ]
   auditors for the  Company for                                            Plan for Executives; and
   1999;
                                                                         4. In their discretion, to
                                                                            transact such other business
                                                                            as may properly come before
                                                                            the meeting.

                                                                         Address Change Requested           [ ]




                                                                                                     Date:                    , 1999
                                                                                                           -------------------


                                                                                                     -------------------------------
                                                                                                     Signature(s)

                                                                                                     -------------------------------

                                                                          Please sign exactly as name appears hereon. Joint owners
                                                                          should each sign. When signing as attorney, executor,
                                                                          administrator, trustee or guardian, please give full
                                                                          title as such. If a corporation, please sign in full name
                                                                          by President or other authorized officer. If a
                                                                          partnership, please sign in partnership name by
                                                                          authorized person. Please, mark, sign, date and return
                                                                          the proxy promptly in the enclosed postage paid envelope.

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                                                      - FOLD AND DETACH HERE -


                      PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.
